LANCER CORPORATION
                         235 West Turbo
                    San Antonio, Texas  78216







April 24, 1995


Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company") to be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Friday, May 26, 1995 at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes: electing seven directors of the Company; approving the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; and transacting such other matters as may properly come before the Meeting or any adjournments thereof.

Directors and officers of the Company, as well as a representative of the Company's independent auditors, will be present at the annual meeting to respond to any questions that our shareholders may have.

The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to please sign, date and return the enclosed Proxy promptly. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

Sincerely,



/s/ GEORGE  F. SCHROEDER
 George F. Schroeder
 President




                       LANCER CORPORATION
                          235 W. Turbo
                    San Antonio, Texas  78216


                   To Be Held on May 26, 1995

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company" or "Lancer") will be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Friday, May 26, 1995 at 9:30 a.m.,local time. A form of Proxy and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:
            1. The election  of a  Board  of  Directors  consisting of seven directors for the ensuing year;

            2. The approval of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; and

           3. Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on April 6, 1995 has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's Corporate Headquarters, 235 West Turbo, San Antonio, Texas 78216.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.


By Order of the Board of Directors



/s/ GEORGE F. SCHROEDER
 George F. Schroeder
 President




 San Antonio, Texas
 April 24, 1995

                       LANCER CORPORATION
                          235 W. Turbo
                    San Antonio, Texas  78216






This Proxy Statement is being furnished to shareholders of Lancer Corporation (the "Company" or "Lancer") in connection with the solicitation of Proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Sheraton Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, on Friday, May 26, 1995, at 9:30 a.m., local time, or at such other time and place to which the Meeting may be adjourned. The enclosed Proxy is solicited by the Board of Directors of the Company. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

The Proxy may be revoked at any time by providing written notice of such revocation to Frost National Bank, 100 West Houston Street, San Antonio, Texas 78205, Attention: Proxy Department. This notice must be received prior to 5:00 p.m., local time on May 10, 1995. If notice of revocation is not actually received by the Proxy Department by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person.

The address of the principal executive offices of the Company is 235 W. Turbo, San Antonio, Texas 78216. This Proxy Statement and enclosed Proxy are first being mailed to shareholders on or about April 25, 1995.



The record date for determining the shareholders entitled to vote at the Meeting is the close of business on April 6, 1995 (the "Record Date"), at which time the Company had issued an outstanding 2,574,602 shares of Common Stock, par value $.01 per share (the "Common Stock"), which class of stock constitutes the only outstanding securities of the Company entitled to vote at the Meeting.



The presence at the Meeting, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting. The approval of all proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by Proxy at the Meeting. Neither the Company's Articles of Incorporation nor Bylaws provide for cumulative voting.

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted FOR (i) the election of the seven persons named under "Election of Directors" of the Company; (ii) the proposal to approve KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; and (iii) at the discretion of the proxy holders, any other matter that may properly come before the Meeting or any adjournment thereof.


There are seven directors to be elected. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election unless otherwise instructed. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. To be elected, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy, at the Meeting. Each nominee elected will serve as director for the ensuing year and until his or her other successor shall have been elected and qualified.

The nominees are as follows:

Name                           Age       Position

Alfred A. Schroeder (1)        58        Chairman of the Board
George F. Schroeder (1)        55        Director and President
Walter J. Biegler (2)(3)       53        Director
Jean M. Braley (3)             65        Director
Robert  A. Shuey, III (2)(3)   40        Director
Michael E. Smith (2)(3)        53        Director
John P. Herbots                47        Vice President Administration

(1) Alfred A. Schroeder and George F. Schroeder are brothers. No other nominee is related by blood, marriage or adoption to another nominee or to any executive officer of the Company or its subsidiaries.

(2)  Member of the Compensation and Stock Option Committees.

(3)  Member of the Audit Committee.

Mr. Alfred A. Schroeder was co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include research and development and corporate planning. He is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. George F. Schroeder was co-founder of the Company and has served as its President and a director of the Company since 1967. His primary responsibilities include financial, sales, engineering, production management and corporate administration. He is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Walter J. Biegler has served as a director of the Company since 1985. He has held the position of Chief Financial Officer of Periodical Management Group, Inc., a San Antonio, Texas concern which distributes periodicals, books and specialty items in the Southwestern and Central portions of the United States, Mexico and the Virgin Islands, since November 1991. Prior thereto he served as the Chief Financial Officer and Senior Vice President-Finance of La Quinta Motor Inns, Inc. of San Antonio, Texas, a national hotel chain. Mr. Biegler also serves as a director of La Quinta Realty Corporation.

Ms. Jean M. Braley has served as a director of the Company since 1976. She served as Secretary of the Company from 1982 to 1985.
Ms. Braley is currently and has been involved for the last ten years in personal investments as her principal occupation. She is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Robert A. Shuey, III has served as a director of the Company since 1985. Mr. Shuey was nominated to serve on the Board of Directors in 1985 pursuant to an understanding between the Company and Rauscher Pierce Refsnes, Inc. ("RPR") in connection with the Company's 1985 public offering. Mr. Shuey is currently nominated in his individual capacity not pursuant to any understanding or arrangement between the Company and RPR. Mr. Shuey has been employed by Dillon Gage, Incorporated, an investment banking firm (see "Compensation and Certain Transactions"), since January 1, 1994, and prior to that held the position of Senior Vice President,
Corporate  Finance,  of  Dickinson  &  Company,  a   brokerage   firm.
Mr. Shuey was a Vice President of RPR from June 1984 to September 1987. From May 1980 until June 1984, he was a director of the corporate finance department and a Vice President of Institutional Equity Corporation. Prior to that time, Mr. Shuey was an associate in the corporate finance department of Salomon Brothers, Inc.

Mr. Michael E. Smith has served as a director of the Company since 1985. Mr. Smith is presently a principal shareholder and Vice President of Bailey-Gosling Associates, Inc., an insurance brokerage firm. He has been employed by the same firm since 1968. Mr. Smith has been the Company's insurance broker since 1981. See "Compensation and Certain Transactions."

Mr. John P. Herbots joined the Company as Vice President of Administration on February 15, 1995. Prior to joining Lancer, Mr. Herbots was Executive Vice President and General Manager of MK Rail Corporation's Locomotive Operations based in Boise, Idaho. From October 1990 until April 1992, he served as Vice President and Chief Financial Officer for Morrison Knudsen Corporation's Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation from December 1989, Lancer Corporation from September 1988 and Faircraft Aircraft Corporation from March 1985. From 1974 to 1985, he held varous management postions with Price Waterhouse & Co., United Technologies Corporation, M. Lowenstein Corporation and Fairchild Industries, Inc.

BOARD OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a periodic basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors met four times and acted by unanimous written consent six times during the 1994 fiscal year. During such period, each member of the Board participated in at least 75% of all Board and applicable Committee meetings.

The Board of Directors has established audit, compensation and stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The Audit Committee is responsible for the review of the audited financial results and coordination of the annual audit. The Compensation Committee is responsible for officer compensation. The Stock Option Committee is responsible for administering the Company's stock option plans. The Compensation Committee met once during the 1994 fiscal year to consider officer compensation. The Audit committee met once during the 1994 fiscal year.

The Board of Directors has appointed the firm KPMG Peat Marwick LLP as independent auditors to make an examination of the accounts of the Company for the fiscal year 1995 and has directed that the appointment be submitted to the shareholders for their approval at the annual meeting. KPMG Peat Marwick LLP has audited the Company's financial statements for a period in excess of 15 years. It is expected that a representative of the firm will be present at the meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions by shareholders. If the shareholders do not approve this appointment, the Board of Directors will consider the selection of other auditors.

During the fiscal year ended December 31, 1994, KPMG Peat Marwick LLP provided audit services to the Company consisting of the audit of the consolidated financial statement of the Company, services related to filings with the Securities and Exchange Commission, and tax preparation and consultation services.

The following table sets forth information as of March 3, 1995, regarding the beneficial ownership of common stock of Lancer by each person known by Lancer to own 5% or more of the outstanding shares of each class of Lancer's Common Stock, each director of Lancer and the directors and officers of Lancer as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

                                 Title        Number of
Name of Beneficial Owner and      of            Shares     Percent of
Number of Persons in Group       Class       Beneficially    Class
                                                Owned

Alfred A. Schroeder(1)(2)(7)   Common Stock    371,019       13.8
George F. Schroeder(1)(3)(7)   Common Stock    413,601       15.4
Walter J. Biegler              Common Stock      2,000         *
Jean M. Braley (1)(4)          Common Stock    157,226        5.9
Michael E. Smith               Common Stock      1,600         *
Robert A. Shuey III            Common Stock        500         *
James R. Sprinkle (5)          Common Stock      2,700         *
Daniel A. Martinez (6)         Common Stock      2,013         *
Samuel Durham (7)              Common Stock     12,332         *
GHS Management, Inc. (8)       Common Stock    244,369        9.1
All directors and officers     Common Stock    969,026       36.1
  officers as a group
  (fifteen persons) (9)

*Less than 1%


(1) The mailing address for Mr. Alfred A. Schroeder, Mr. George F. Schroeder and Mrs. Jean Braley is 235 West Turbo, San Antonio, Texas 78216.

(2) Includes 46,620 shares purchasable pursuant to options which are exercisable within the next 60 days, but excludes 59,825 shares held of record by Mr. Alfred A. Schroeder's two adult children.

(3) Includes 132,600 shares held of record by trusts for the children of Mr. George F. Schroeder, of which Mr. George F. Schroeder is the trustee, and includes 46,620 shares purchasable pursuant to options which are exercisable within the next 60 days. Excludes 4,500 shares held by Mr. George F. Schroeder's three adult children.

(4) Includes 78,613 shares held by the Estate of William V. Braley for which Mrs. Braley serves as sole independent executrix.

(5) Includes 2,700 shares purchasable pursuant to options which are exercisable within the next 60 days.

(6) Includes 2,013 shares purchasable pursuant to options which are exercisable within the next 60 days.

(7) Includes 9,324 shares purchasable pursuant to options which are exercisable within the next 60 days.

(8) GHS Management, Inc. is a Dallas-based investment firm whose mailing address is 8235 Douglas Avenue, Suite 420, Dallas, Texas 75225.

(9) Includes 108,877 shares purchasable pursuant to options which are exercisable within the next 60 days.




The following table sets forth certain information concerning the executive officers of the Company:

Name                       Age      Position with the Company
Alfred A. Schroeder        58       Chairman of the Board
George F. Schroeder        55       President
Dennis D. Stout            41       Chief Financial Officer
John P. Herbots            47       Vice President Administration
Robert W. Abbott           56       Vice President Euro-Asia Sales
James R. Sprinkel          47       Vice President Domestic Sales
Daniel A. Martinez         44       Vice President Latin America Sales
Samuel Durham              46       Vice President Engineering
Michael U. Raymondi        47       Vice President Operations

Mr. Alfred A. Schroeder was a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include research and development and corporate planning. He is also a partner in Lancer Properties, see "Compensation and Certain Transactions."

Mr. George F. Schroeder was a co-founder of the Company and has served as President and a director of the Company since 1967. His primary responsibilities include financial, sales, engineering, production management and corporate administration. He is also a partner in Lancer Properties, see "Compensation and Certain Transactions."

Mr. Dennis D. Stout joined the Company as manager of Cost Accounting in December 1988 and has held the position of Chief Financial Officer since December 1989. From 1987 to 1988 he was Finance Director for three subsidiaries of Fairchild Aircraft Corporation, a San Antonio based manufacturer of turboprop commuter aircraft. From 1983 to 1987 he held various other management positions with Fairchild, and from 1980 to 1983, was an accountant in the San Antonio offices of Touch Ross & Co., an international accounting firm.

Mr. John P. Herbots joined the Company as Vice President of Administration on February 15, 1995. Prior to joining Lancer, Mr. Herbots was Executive Vice President and General Manager of MK Rail Corporation's Locomotive Operations based in Boise, Idaho. From October 1990 until April 1992, he served as Vice President and Chief Financial Officer for Morrison Knudsen Corporation's Rail Systems Group. Prior to that he was Vice President and CFO of Avline Leasing Corporation from December 1989, Lancer Corporation from September 1988 and Fairchild Aircraft Corporation from March 1985. From 1974 to 1985, he held various management positions with Price Waterhouse & Co., United Technologies Corporation, M. Lowenstein Corporation and Fairchild Industries, Inc.

Mr. Robert W. Abbott has been employed by the Company since 1974. Mr. Abbott is primarily responsible for marketing Lancer products and has held the position of Vice President Euro-Asia Sales since 1976.
Prior to his employment by Lancer, Mr. Abbott was employed by the Coca-Cola Company.

Mr. James R. Sprinkle joined the Company in April 1984 as Director of National Accounts. Mr. Sprinkle assumed the responsibilities of Vice President Domestic Sales in May 1993. Before joining the Company, he was employed by the DuPont de Nemours Company and the 3M Company holding positions in Market Development and Research and Development, respectively.

Mr. Samuel Durham joined the Company in June 1979 and he has held the position of Vice President, Engineering since May 1993. He is primarily responsible for coordinating new product design through its introduction into the market and works directly with the engineering department of the Company's primary customer. Before joining the Company, Mr. Durham was employed by Polyvend, a manufacturer of vending equipment.

Mr. Michael U. Raymondi joined the Company as Vice President of Operations on August 1, 1994. Prior to joining Lancer, Mr. Raymondi was employed by Minnesota Rubber, a rubber and plastics products company, as General Manager for three years. Prior to that, Mr. Raymondi was employed by National O-Ring as Plant Manager for five years.



EXECUTIVE COMPENSATION

The Company believes that compensation of its executive officers and others should be directly and materially linked to operating performance. For fiscal 1994, the executive compensation program consisted of base salary, a bonus plan based on Company profitability and individual performance, and stock options. The compensation levels of all executives were based primarily on achievement of specific quantitative and qualitative goals set at the beginning of the period.

COMPENSATI0N AND STOCK OPTION COMMITTEES' REPORT

The Compensation and the Stock Option Committees (the "Committees") of the Board of Directors, which usually meet once a year, determine the Company's executive composition. Salaries and awards are made under stock option plans at the Committees' meeting in the first quarter with respect to that fiscal year. Compensation for a newly-hired executive may be established by the Committees at a special meeting.

The Committees believe that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. They also believe that compensation should be directly and materially linked to operating performance and the extent to which cash for growth is generated by operations instead of debt. As a result, the Company places special emphasis on long and short-term performance goals as measured by leverage ratios and improvements in net income. The Company's performance goals were set in part by an evaluation of its level of operational complexity and competitive environment. Special awards are contemplated to compensate for the achievement of superior goals in specific departments, such as research and development, production and sales.

During 1994, executive compensation included a base salary, cash bonus contingent on the achievement of specified short-term net income goals, and long-term incentive compensation in the form of stock options. Based on available data, the Committees believe the base salaries, cash bonuses and long-term incentivecompensation of its executives were set below the levels of comparable companies as measured by market capitalization.

During 1994, Mr. George F. Schroeder, the Company's CEO, received a base salary of $101,296 and a bonus of $65,000 as determined by the Compensation Committee and approved by the Board of Directors. As co-founder of the Company, Mr. George F. Schroeder's tenure provides the management stability and experience necessary to confront the unique challenges offered by a company engaged in worldwide exporting as well as domestic operations.

The 1994 fiscal year was a good year for the Company, as reflected by the earnings per share. These factors will be taken into consideration in determining future stock bonus and short-term cash awards.

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Since the vesting of options under the 1992 Plan and the 1987 Plan is not subject to the attainment of performance objectives, it is possible that awards to named executive officers under either of these Plans, when taken in conjunction with their annual compensation, could become subject to the limitations of
Section 162(m). However, based upon the current and anticipated levels of executive compensation and outstanding and anticipated stock options under the 1992 Plan and 1987 Plan, it is not anticipated that any executive compensation will in the foreseeable future become subject to the limitations imposed by Section 162(m). Therefore, the Committee has determined not to make any changes to the Company's executive compensation programs at this time, but will continue to review and assess the impact of this tax legislation on future executive compensation and determine what action, if any, may be appropriate.

Compensation and Stock Option Committees

Walter J. Biegler, Chairman
Robert A. Shuey, III
Michael E. Smith

COMPENSATION OF DIRECTORS

Directors  who  are   also   employees  of  the  Company   receive  no
compensation  for  serving  as  a  director.   Directors  who  are not
employees of the Company receive an annual fee of $8,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Michael E. Smith is a member of the Company's Compensation Committee. Mr. Smith is a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc. In 1994, the Company paid approximately $265,000 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc.

Mr.  Robert  A.  Shuey,  III  is a member of the Company's Compensation
Committee. Mr. Shuey is employed by Dillon Gage, Incorporated, an investment banking firm. In 1994, the Company paid a commission of $170,000 to the firm for underwriting a 200,000 share common stock offering.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid or to be paid by the Company to the Chief Executive Officer, the Chairman of the Board, and the named executive officers for services rendered in all capacities for the years ended December 31, 1994, 1993 and 1992.



                                                      Long Term
                                                     Compensation
                         Annual Compensation            Awards

                                       Other     Securities   All
                                       Annual    Underlying   Other
                       Salary  Bonus Compensation  Options  Compensation
                                         (1)                  (2)
Name/Title       Year   ($)     ($)      ($)          (#)     ($)
Alfred Schroeder 1994 101,296  65,000   4,000          -     52,005
Chairman of the  1993 101,296  35,000   2,689        22,700  16,680
Board            1992 101,296  30,000   1,743        33,000  16,296

George Schroeder 1994 101,296  65,000   4,000          -     33,197
President & CEO  1993 101,296  35,000   2,689        22,700  13,386
                 1992 101,296  30,000   1,743        33,000  11,629

Robert Abbott    1994 89,728   13,514   2,900         3,000   2,393
Vice President   1993 88,504    8,000   1,904          -      2,350
Euro-Asia Sales  1992 91,908    5,000   1,250          -      2,022

James Sprinkle   1994 86,190   16,504   2,800          -      1,533
Vice President   1993 83,574   10,000  49,756         4,500   1,391
Domestic Sales   1992 81,978   10,150   1,188         6,600     667

Samuel Durham    1994 91,254   26,886   3,200          -      2,179
Vice President   1993 88,463   20,000   2,140         4,540   1,964
Engineering      1992 88,269   15,000   1,332         6,600     912

(1) These amounts reflect Company contributions to its profit sharing plan for the benefit of the named officers for the years indicated and taxable income of $47,909 from the exercise of non-statutory stock options by James R. Sprinkle in 1993.

(2) These amounts include insurance premiums paid for the benefit of the named officers and certain other taxable fringe benefits.

OPTIONS GRANTS DURING THE 1994 FISCAL YEAR

The following table discloses, for Mr. Robert W. Abbott, Vice President Euro-Asia Sales, information on Common Stock options of the Company ("Options") granted during the 1994 fiscal year. There are no other named executive officers who received options during 1994.



               Individual Grants               Option Value

                                               Potential Realizable
                                               Value At Assumed Annual
                                               Rates of Stock Price
                                               Appreciation for Option

                      Number of
             Options  Securities
             Granted  Underlyling Exercise
             (#)      Options     Price    Expiration 0%  5%     10%
Name/Title   (1)      Granted     ($/Sh)   Date      ($) (2)     (2)

Robert Abbot   3,000  3,000       16.75    10/16/99   0  13,883 30,000
Vice President
Euro-Asia Sales

(1) The options are 20% vested and exercisable to that extent. The options are not transferable, other than by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

(2) The information in these columns illustrates the value that might be realized upon exercise of the options granted during fiscal year 1994 assuming the specified compound rates of appreciation of the Company's Common Stock over the term of the options. The potential realizable value columns of the foregoing table do not take into account certain provisions of the options providing for termination of the option following termination of employment or nontransferability.

OPTIONS EXERCISED DURING THE 1994 FISCAL YEAR AND FISCAL YEAR END
OPTION VALUES

The following table discloses, for the Chief Executive Officer, the Chairman of the Board, and the named executive officers information concerning options exercised during the fiscal year ended December 31, 1994, and the number and value of the options held at the end of fiscal year 1994 based upon the closing price of $18.375 per share of Common Stock on December 31, 1994.

                                      Number of           Value of
                                      Securities          Unexercised
                                      Underlying          In-the Money
                  Shares              Unexercised Option  Options at
                  Acquired            at FY-End (#)       FY-End
                  on        Value     Exercisable/        Exercisable/
Name/Title        Exercise  Realized  Unexercisable       Unexercisable

Alfred Schroeder  0         0         42,080/             $548,941/
Chairman of the                       13,620              $130,412

George Schroeder  0         0         42,080/             $548,941/
President & CEO                       13,620              $130,412

Robert Abbott     0         0            600/                $975/
Vice President                         2,400              $3,900
Euro-Asia Sales

James Sprinkle    0         0          1,800/             $18,675/
Vice President                         2,700              $28,013
Domestic Sales

Samuel Durham     0         0          8,416/             $111,241/
Vice President                         2,724               $28,262
Engineering



The Company has no Long-Term Incentive Plans or a Pension Plan and has therefore omitted these tables from the Proxy Statement.


COMPANY PERFORMANCE

The following table shows a comparison of cumulative total returns for the Company, the Dow Jones Industrial Average and the Dow Jones Electrical Components and Equipment ("ECE") indices for the five year period ended December 31, 1994.

               1989    1990     1991    1992     1993    1994
Lancer Corp.   100     94       100     169      323     420
Dow Jones      100     99       124     133      155     163
  Industrial
Dow Jones      100     92       115     115      125     131
  Peer Group

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each year for the Company, the Dow Jones Industrial Average and the Dow Jones Electrical Components and Equipment ("ECE") Indices is based on the stock price or composite index on December 31 of each year presented. The comparison assumes that $100 was invested in the Company's Common Stock and in each of the two indices.

EMPLOYEE STOCK OPTION PLANS

1992 Stock Option Plan. On December 18, 1991, the Board of Directors adopted the 1992 Non-statutory Stock Option Plan (the "1992 Plan") under which options may be granted to key management employees of the Company, which include officers and directors of the Company who are also employees. The 1992 Plan is intended to encourage stock ownership by key management employees of the Company and its subsidiaries, to provide additional incentive for such employees to expand and improve the profitability of the Company and to attract and retain key personnel.

The maximum number of shares of Common Stock approved for issuance under the 1992 Plan was 115,000 (subject to certain adjustments), all of which had been granted as of December 31, 1994. The Stock Option Committee of the Board of Directors administers and interprets the 1992 Plan. Options are granted on such terms and prices as determined by the Committee in its sole discretion; provided, however, that the per share exercise price of the options granted may not be less than the fair market value of the Common Stock on the date of grant. Options are exercisable after six months have elapsed from date of grant.

As of the date of this Proxy Statement, options to purchase an aggregate of 79,530 shares of Common Stock are outstanding under the 1992 Plan exercisable at an average exercise price of $4.375 per share.
Options  granted  to   officers   include  33,000 shares  to  each  of
Alfred  A.  Schroeder  and  George  F.  Schroeder,   4,290  shares  to
Dennis D. Stout, 6,600 shares to James R. Sprinkle, 4,950 shares to Daniel A. Martinez, and 6,600 shares to Samuel Durham, all of whom are executive officers of the Company. Options for 8,250 shares under this plan were exercised during 1994.

1987  Stock  Option  Plan.   On April 14, 1987, the Board of Directors
adopted and on May 29, 1987, the Shareholders approved the 1987 Stock Option Plan (the "1987 Plan") under which options may be granted to key employees of the Company, which include officers and directors of the Company who are also employees, supervisory personnel and other employees of the Company or a subsidiary corporation of the Company. The 1987 Plan is intended to advance the interests of the Company by providing officers and other key employees who have substantial responsibility for the direction and management of the Company with additional incentive and increase their proprietary interest in the success of the Company. The maximum number of shares of Common Stock approved for issuance under the 1987 Plan is 100,000 (subject to certain adjustments). Shares by reason of the expiration of an option that are no longer subject to purchase pursuant to an option granted under the 1987 Plan may be issued in connection with new options granted thereunder. All options granted under the 1987 Plan intended to qualify under Section 422A of the Internal Revenue Code, as amended, for incentive stock option treatment.

The Stock Option Committee of the Board of Directors administers and interprets the 1987 Plan. Options are granted on such terms and prices as determined by the "Committee" in its sole discretion; provided, however, that the per share exercise price of the options granted to less than 10% shareholders may not be less than the fair market value of the Common Stock on the date of grant. The exercise price of options granted to 10% shareholders may not be less than 110% of the fair market value of the Common stock on the date of grant. Unless sooner terminated by action of the Board of Directors, the 1987 Plan will terminated on April 13, 1997 and no options may thereafter be granted under the 1987 Plan. The 1987 Plan may be amended, altered or discontinued by the Board without the approval of the shareholders, except that the Board does not have the power of authority to increase the maximum number of shares for which options may be granted under the 1987 Plan (except for certain adjustments) either in the aggregate or as to any individual employee, to change the minimum purchase prices that may be established under the 1987 Plan (except for certain adjustments), to extend the period or periods that options may be granted or exercised, to change the provisions relating to the termination of employees to whom options are granted and the number of shares to be covered by such options or to change the provisions relating to adjustments to be made upon changes in capitalization.

Each option is exercisable after the period or periods specified in the option agreement but no option is exercisable after the expiration of ten years from date of grant. Options are not transferable other than by will or the laws of descent and distribution without the consent of the Board. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which options under the 1987 Plan are exercisable for the first time by a grantee of an option in any calendar year shall not exceed $100,000. Other than this restriction, there is no restriction in the 1987 Plan on the minimum number of shares of Common Stock covered by options that may be granted to any person or that may be made purchasable by exercise by any person at any time.

As of the date of this Proxy Statement, options to purchase 84,495 shares of Common Stock are outstanding under the 1987 Plan exercisable at an average exercise price of $8.87 per share. Options to purchase 3,680 shares of Common Stock remain available for grant. Options granted to executive officers include 22,700 shares to each of Alfred A. Schroeder and George F. Schroeder, 3,950 shares to
Dennis D. Stout, 3,000 shares to Michael U. Raymondi, 3,000 to Robert W. Abbott, 4,500 shares to James R. Sprinkle, 3,355 shares to Daniel A. Martinez, and 4,540 shares to Samuel Durham. Options for 4,193 shares under this plan were exercised during 1994.

PROFIT SHARING PLAN

In 1991 the Company restated the non-contributory profit sharing plan it originally adopted in 1985 to comply with changes in the law. The amount of annual contributions is at the discretion of the Board of Directors but may not exceed an amount equal to fifteen percent of the compensation paid or accrued during the year to all participating employees. Substantially all United States employees are eligible to
participate.   The Company's consolidated statements of income for the
years ended December 31, 1994, 1993, and 1992 include provisions of $269,652, $184,622 and $105,081 respectively, attributable to the plan.

CERTAIN TRANSACTIONS

Michael E. Smith, a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc., has been the Company's insurance broker since 1981. The Company paid approximately $264,497 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc. in 1994 for which Mr. Smith's services were used in connection therewith.

Mr.  Robert  A.  Shuey, III  is a member of the Company's Compensation
Committee. Mr. Shuey is employed by Dillon Gage, Incorporated, an investment banking firm. In 1994, the Company paid a commission of $170,000 to the firm for underwriting a 200,000 share common stock offering.

Lancer Properties is a Texas general partnership that owns the land and building at 235 West Turbo in San Antonio, Texas where the Company's administrative facilities and a portion of its production operations are located. Lancer Properties leased the premises to the Company for a term of 21 years beginning June 1, 1977 at a rental of $6,600 per month. The Company also leases adjoining operating facilities at 257R West Turbo, from Lancer Properties on a month-to-month basis for $800 per month. The Company pays all maintenance expenses, property taxes, assessments and insurance premiums on these facilities. In conjunction with a debt refinancing in 1992, the Company advanced $219,893 to this partnership. Repayment of this advance will be made through a reduction of lease payments otherwise due between the Company and the partnership and includes an interest charge at a rate of 9.25%. Included in other assets and prepaid expenses in the Company's consolidated balance sheet at December 31, 1994 is $112,954 remaining due from the partnership for this advance. Improvements to these properties paid by the Company are recorded as an offset against the lease payments. Alfred A. Schroeder, George F. Schroeder and Jean M. Braley, all of whom were directors of the Company during 1993, own 13.33%, 13.33% and 15%, respectively, of Lancer Properties. The Estate of William V. Braley, for which Mrs. Braley serves as sole independent executrix, also holds a 15% interest in the partnership. As of December 31, 1994, Alfred A. Schroeder and George F. Schroeder were indebted to the Company for $138,327 for cash sums advanced. The obligation to repay this indebtedness is evidenced by promissory notes due to and payable to the Company on or before December 31, 1995, together with interest at the rate of 6% per annum.


Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and American Stock Exchange. Based solely on reprots and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1994 each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by
Section 16(a), except for a late filing by Mr. Michael U. Raymondi after he joined the Company and a late filing by Mr. Michael U. Raymondi and Mr. Robert W. Abbott pursuant to stock option grants of 3,000 shares each.



Shareholders   may   submit  proposals  on  matters   appropriate  for
shareholder   action  at  subsequent  annual  meetings  of the Company
consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1996 Annual Meeting of Shareholders, such proposals must be received by the
Company no later than December 26, 1995.   Such  proposals  should  be
directed to Lancer Corporation, 235 W. Turbo, San Antonio, Texas 78216,
Attn: Shareholder Relations.



The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.



The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Georgeson & Company Inc., New York, New York, will distribute proxy soliciting material to brokers, banks, and institutional holders and will request such parties to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson & Company Inc. a minimum fee of $600 not to exceed $1,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material.

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1994 accompanies this Proxy statement. The Annual Report is not deemed to be part of this Proxy Statement.

By order of the Board of Directors



/s/ GEORGE F. SCHROEDER
 George F. Schroeder
 President




 San Antonio, Texas
 April 24, 1995




                               LANCER CORPORATION

               1995 ANNUAL MEETING OF SHAREHOLDERS - MAY 26, 1995

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of LANCER CORPORATION, a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 24, 1995 and hereby appoints George F. Schroeder and Alfred A. Schroeder or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Shareholders of Lancer Corporation to be held May 26, 1995 at 9:30 a.m., local time, at Sheraton-Fiesta San Antonio Hotel, 37 NE Loop 410, San Antonio, Texas, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, FOR the ratification of the appointment of KPMG Peat Marwick as independent auditors, and as said proxies deem advisable on such other matters as may come before the meeting.

     (Continued, and to be signed and dated, on the reverse side.)

                              LANCER CORPORATION
                              PO BOX 11214
                              NEW YORK, NY  10203-0214


1.   ELECTION OF DIRECTORS

FOR all              WITHHOLD AUTHORITY to            EXCEPTIONS
nominees             vote
listed below         for all nominees listed
             ______  below                    ______            ______

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK HE EXCEPTIONS BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

Alfred A. Schroeder; George F. Schroeder; Walter J. Biegler; Jean M. Braley; Robert A. Shuey, III; Michael E. Smith; John P. Herbots

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING
     DECEMBER 31, 1995.


     FOR ______     AGAINST ______     ABSTAIN ______

                                        Address Change
                                        and/or
                                        Comments
                                        Mark Here      ________

                       (This Proxy should be marked,dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants both should sign.)

                       Dated _________________________ , 1995

                       ______________________________________
                                      Signature

                       _______________________________________
                                      Signature
 Votes MUST be indicated (x) in Black or Blue ink.

 Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope